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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Aftermarket Technology Corp. for the registration of 4,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2002, with respect to the consolidated financial statements and schedule of Aftermarket Technology Corp. included in its Annual Report on Form 10-K, for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
June 4, 2002

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  Exhibit 23.1